EXHIBIT 99.2

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

July 12, 2004

EPIX Initiates MS-325 Clinical Trial for Cardiac Imaging

- Blood Pool Contrast to Exploit Advanced MRI Technologies -

Cambridge, MA, July 12, 2004- EPIX Medical, Inc. (NASDAQ:  EPIX) today announced the initiation of a multi-center Phase IIa clinical trial of MS-325 for imaging both the coronary arteries and myocardial perfusion.  MS-325 is a novel Magnetic Resonance Imaging (MRI) blood pool contrast agent designed specifically for vascular imaging.  The goal of the study is to assess the feasibility of using MS-325-enhanced-MRA for coronary angiography and cardiac perfusion imaging.  A New Drug Application (NDA) for MS-325 vascular imaging was accepted for filing by the Food and Drug Administration (FDA) in February 2004.  A separate filing was accepted by the European Agency for the Evaluation of Medicinal Products (EMEA) in June 2004.  The product, co-developed by EPIX and Schering AG, Germany (NYSE: SHR, FSE: SCH,) could aid in the early diagnosis of vascular disease.

“The continued development and commercialization of MS-325 is our primary focus at EPIX,” said Michael D. Webb, President and CEO of EPIX.  “We believe that recent technological advances made in MRI hardware and software have improved cardiac MRI, overcoming many of the inherent difficulties in imaging the moving heart. The time is right to expand MS-325 development for imaging both the coronary arteries and blood flow through the heart in a single examination.”

About EPIX

EPIX, based in Cambridge, MA, is a leading developer of innovative pharmaceuticals, specializing in targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography for diagnostic vascular imaging.  On the strength of four successful MS-325 Phase III clinical trials, the Company submitted a New Drug Application (NDA) to the FDA in December 2003 which was accepted for filing in February 2004.  Schering AG, the market leader in MRI contrast agents, is the worldwide sales and marketing partner for MS-325.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.